Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

THIRTY-SECOND AMENDMENT
to

MASTER SERVICES AGREEMENT
between

CAPITOL SERIES TRUST
and

ULTIMUS FUND SOLUTIONS, LLC

This thirty-second amendment (the “Amendment”) dated February 9, 2024, revises the Master Services Agreement, dated December 21, 2016, between Capitol Series Trust (the “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, and revises the Transfer Agent and Shareholder Services Fee Letter, dated October 1, 2023, between the Trust and Ultimus (collectively, the “Parties”) on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund, the Fuller & Thaler Behavioral Mid-Cap Value Fund, the Fuller & Thaler Behavioral Unconstrained Equity Fund, the Fuller & Thaler Behavioral Small-Mid Core Equity Fund, the Fuller & Thaler Behavioral Micro-Cap Equity Fund, and the Fuller & Thaler Behavioral MidCap Equity Fund (the “Fuller & Thaler Funds”) (together referred to as the “Agreement”).

1. The Parties agree to amend the Transfer Agent and Shareholder Services Fee Letter (the “Fee Letter”) to the Agreement on behalf of the Fuller & Thaler Funds. No other provisions of the Agreement or its accompanying Addendums shall be modified, except as stated herein. The Fee Letter incorporated herein replaces the prior Transfer Agent and Shareholder Services Fee Letter for the Fuller & Thaler Funds.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

Capitol Series Trust	Ultimus Fund Solutions, LLC
On its own behalf and on behalf of the Fuller & Thaler Funds listed on Schedule A to the Master Services Agreement

By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Fuller & Thaler — Capitol Series Trust
Amendment to Master Services Agreement
February 9, 2024	Page 1 of 4

Transfer Agent and Shareholder Services Fee Letter

for

Capitol Series Trust

This Transfer Agent and Shareholder Services Fee Letter (this “Fee Letter”) dated February 9, 2024, applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust(the “Trust”), on behalf of the Fuller & Thaler Funds listed on Schedule A to the Master Services Agreement (the “Fund”) dated December 21, 2016, as amended, and the Transfer Agent and Shareholder Services Addendum dated October 1, 2017, as amended.

1.	Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

Asset based fee of*:	[REDACTED]

Average Daily Net Assets	Asset Based Fee*
	3 Funds	4 Funds	5 Funds	6 Funds	7 Funds
Up to $1 billion $1 billion to $2.5 billion $2.5 billion to $3 billion $3 billion to $5 billion In Excess of $5 billion		REDACTED

*	Asset based fee is calculated using the average daily net assets for all fund portfolios included in Schedule A to the Master Services Agreement.

uTRANSACT Fee (web portal)
On going annual fee	$[REDACTED] annual base fee

The Transfer Agent and Shareholder Services per account fees stated above are subject to the following annual complex minimum for up to four share class by fund:

$[REDACTED]

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance

Fuller & Thaler — Capitol Series Trust
Amendment to Master Services Agreement
February 9, 2024	Page 2 of 4

of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, each Fund will reimburse Ultimus or pay directly certain out-of-pocket expenses incurred on the Fund’s behalf, including but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.

3.	Term

1.3.	Initial Term. This Fee Letter shall continue in effect until October 1, 2024 from the date of this Fee Letter (the “Initial Term”).

1.4.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”).

4.	Fee Increases

After the Initial Term, Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. The maximum fee increase shall not be greater than 3% per year.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Fuller & Thaler — Capitol Series Trust
Amendment to Master Services Agreement
February 9, 2024	Page 3 of 4

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated February 9, 2024.

Capitol Series Trust	Ultimus Fund Solutions, LLC
On its own behalf and on behalf of the
Fuller & Thaler Funds listed on Schedule A
to the Master Services Agreement

By: /	s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Fuller & Thaler Asset Management, Inc.

By:	/s/ Ed Stubbins
Name:	Ed Stubbins
Title:	Partner

Fuller & Thaler — Capitol Series Trust
Amendment to Master Services Agreement
February 9, 2024	Page 4 of 4